ADMINISTRATION AND SHAREHOLDER SERVICING AGREEMENT

AGREEMENT, made as of this             day of                     , 2014 by and between Managers AMG Funds, a Massachusetts business trust (the “Trust”), on behalf of two of its series known as the SouthernSun Small Cap Fund and the SouthernSun U.S. Equity Fund (each a “Fund,” and collectively the “Funds”), and Managers Investment Group LLC, a limited liability company organized under the laws of the State of Delaware (the “Management Company”).

WITNESSETH:

WHEREAS, the Trust engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, on behalf of the Funds, the Trust requires administration, shareholder and shareholder-related services and the Management Company has developed the capability to provide, and is currently providing, certain of the services required by the Trust; and

WHEREAS, the Trust desires to engage the Management Company to provide such services to the Funds and their shareholders and to provide certain other services which are now and may hereafter be required by the Funds on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the premises and the promises hereinafter set forth, the Trust and the Management Company agree as follows:

1. Administration, Shareholder and Shareholder-Related Services to be Provided. As may be required by the Funds, their shareholders or shareholder representatives such as bank trust departments and registered investment advisers (“Shareholder Representatives”):

(a) The Management Company shall provide directly or supervise and assist securities dealers in connection with the provision of administrative and shareholder services, consisting of:

(i)	processing and/or coordinating Fund share purchases and redemption requests transmitted or delivered to the office of the Management Company;

(ii)	coordinating and implementing bank-to-bank wire transfers in connection with Fund share purchases and redemption;

(iii)	executing orders under any offer of exchange offered by the Trust involving concurrent purchases and redemptions of shares of the Funds and shares of other investment companies;

(iv)	responding to telephonic and in-person inquiries from shareholders or Shareholder Representatives requesting information regarding matters such as shareholder account or transaction status, net asset value of Fund shares, Fund performance, Fund services, plans and options, Fund investment policies, Fund portfolio holdings and Fund distributions and taxation thereof;

(v)	dealing with complaints and correspondence from shareholders or Shareholder Representatives directed to or brought to the attention of the Management Company;

(vi)	omnibus level support for Shareholder Representatives who perform sub-accounting for shares held of record by Shareholder Representatives for the benefit of other beneficial owners. Such sub-accounting includes establishing and maintaining accounts and records (such as back-up withholding and tax identification number certifications) for such beneficial owners, and providing periodic statements of account to such beneficial owners, including combined statements showing such beneficial owners’ holdings in the Funds and other funds advised by Management Company combined.

(b) The Management Company shall provide services in connection with soliciting and gathering shareholder proxies and otherwise communicating with shareholders and Shareholder Representatives in connection with meetings of the shareholders.

(c) The Management Company shall provide services in connection with preparing materials for and conducting Board of Trustees meetings.

(d) The Management Company shall provide services in connection with such other administrative, shareholder and shareholder-related services, whether similar to or different from those described in Subparagraphs (a), (b) and (c) of this Paragraph 1, as the parties may from time to time agree in writing.

2. Blue Sky Services to be Provided. The Management Company shall maintain under this Agreement the registration or qualification of the Funds and their shares under the various appropriate state Blue Sky or securities laws and regulations; provided, that the Funds shall pay any fees of counsel to the Funds or of Blue Sky support services in connection with such registration or qualification and all related filing fees and registration or qualification fees.

3. Other Services to be Provided. The Management Company shall provide such other services required by the Trust as the parties may from time to time agree in writing are appropriate to be provided under this Agreement. In the event that the Management Company provides any services to the Funds, or pays or assumes any Fund expense, which the Management Company is not obligated to provide, pay or assume under this Agreement, the Management Company shall not be obligated hereby to provide the same or any similar service to the Funds or to pay or assume the same or any similar Fund expense in the future; provided, that nothing herein contained shall be deemed to relieve the Management Company of any obligation to the Trust or the Funds under any separate agreement or arrangement between the parties.

4. Administration and Shareholder Servicing Fees. As compensation for all services provided and expenses paid or assumed by the Management Company under this Agreement, and with respect to each Fund, the Trust shall pay the Management Company a monthly fee at an annual rate of 0.05% on net assets in such Fund, or at such lower rate as may be established by a vote of the Trustees of the Trust. The fees for each month shall be payable on the last business day of that calendar month.

5. Manner of Providing Services. The Management Company may provide services under this Agreement through its own personnel or by purchasing such services from a third party. If a third party is retained to provide services, any fees payable to such third party shall be paid by the Management Company.

6. Retention of Sub-Agents. The Management Company may, in its discretion, retain the services of one or more sub-agents to provide some or all of the services contemplated by this Agreement. Such sub-agents shall be compensated by the Management Company out of the fees it receives under this Agreement, or out of its other resources. Sub-agents may also serve as Shareholder Representatives.

7. Trust Ownership of Records. All records required to be maintained and preserved by the Trust pursuant to the provisions or rules or regulations of the Securities and Exchange Commission under Section 31(a) of the 1940 Act and maintained and preserved by the Management Company on behalf of the Trust, including any such records maintained by the Management Company in connection with the performance of its obligations hereunder, are the property of the Trust and shall be surrendered by the Management Company promptly on request by the Trust; provided that the Management Company may at its own expense, make and retain copies of any such records.

8. Management Company Ownership of Software and Related Materials. All computer programs, written procedures and similar items developed or acquired and used by the Management Company in performing its obligations under this Agreement shall be the property of the Management Company, and the Trust will not acquire any ownership interest therein or property rights with respect thereto.

9. Confidentiality. The Management Company agrees, on its own behalf and on behalf of its employees, agents and contractors, to keep confidential any and all records maintained and other information obtained hereunder which relates to the Trust or to any of the Trust’s former, current or prospective shareholders, except that the Management Company may deliver records or divulge information when requested to do so by duly constituted authorities after prior notification to and approval in writing by the Trust (which approval will not be unreasonably withheld and may not be withheld by the Trust where the Management Company advises the Trust that it may be exposed to civil or criminal contempt proceedings or other penalties for failure to comply with such request) or whenever requested in writing to do so by the Trust.

10. Services to Other Clients. Nothing herein contained shall limit the freedom of the Management Company or any affiliated person of the Management Company to render services of the types contemplated hereby to other persons, firms or corporations, including but not limited to other investment companies, or to engage in other business activities.

11. Management Company Actions in Reliance on Trust Instructions, Legal Opinions, Etc.: Trust Compliance with Law.

(a) The Management Company may at any time apply to an officer of the Trust for instructions, and may consult with legal counsel for the Trust or with the Management Company’s own legal counsel, in respect of any matter arising in connection with this Agreement; and the Management Company shall not be liable for any action taken or omitted to be taken in good faith and with due care in accordance with such instructions or with the advice or opinion of such legal counsel. The Management Company shall be protected in acting upon any such instructions, advice or opinion and upon any other paper or document delivered by the Trust or such legal counsel which the Management Company believes to be genuine and to have been signed by the proper person or persons, and the Management Company shall not be held to have notice of any change of status or authority of any officer or representative of the Trust, until receipt of written notice thereof from the Trust.

(b) Except as otherwise provided in this Agreement or in any separate agreement between the parties and except for the accuracy of information furnished to the Trust by the Management Company, the Trust assumes full responsibility for the preparation, contents, filing and distribution of its applicable Prospectus and Statement of Additional Information, and full responsibility for other documents or actions required for compliance with all applicable requirements of the 1940 Act, the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, and any other applicable laws, rules and regulations of governmental authorities having jurisdiction over the Trust.

12. Liability of Management Company. The Management Company shall not be liable to the Trust for any action taken or omitted to be taken by the Management Company or its employees, agents or contractors in carrying out the provisions of this Agreement if such action was taken or omitted in good faith and without negligence or misconduct on the part of the Management Company, or its employees, agents or contractors.

13. Indemnification by Trust. The Trust shall indemnify the Management Company and hold it harmless from and against any and all losses, damages and expenses, including reasonable attorneys’ fees and expenses, incurred by the Management Company which result from: (i) any claim, action suit or proceeding in connection with the Management Company’s entry into or performance of this Agreement; or (ii) any action taken or omission committed by the Management Company in the performance of its obligations hereunder; or (iii) any action of the Management Company taken upon instructions believed in good faith by it to have been executed by a duly authorized officer or representative of the Trust; provided, that the Management Company shall not be entitled to such indemnification in respect of actions or omissions constituting negligence or misconduct on the part of the Management Company, or its employees, agents or contractors. Before confessing any claim against it which may be subject to indemnification by the Trust hereunder, the Management Company shall give the Trust reasonable opportunity to defend against such claim in its own name or in the name of the Management Company.

14. Indemnification by Management Company. The Management Company shall indemnify the Trust and hold it harmless from and against any and all losses, damages and expenses, including reasonable attorneys’ fees and expenses, incurred by the Trust which result from: (i) the Management Company’s failure to comply with the terms of this Agreement; (ii) the Management Company’s lack of good faith in performing its obligations hereunder; (iii) the negligence or misconduct of the Management Company, or its employees, agents or contractors in connection herewith. The Trust shall not be entitled to such indemnification in respect of actions or omissions constituting negligence or misconduct on the part of the Management Company, or any affiliated person of an affiliated person of the Management Company, unless such negligence or misconduct results from or is accompanied by negligence or misconduct on the part of the Management Company, any affiliated person of the Management Company, or any affiliated person of an affiliated person of the Management Company. Before confessing any claim against it which may be subject to indemnification hereunder, the Trust shall give the Management Company reasonable opportunity to defend against such claim in its own name or in the name of the Trust.

15. Effect of Agreement. Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Declaration of Trust or its By-Laws or any applicable law, regulation or order to which it is subject or by which it is bound, or to relieve or deprive the Trustees of the Trust of their responsibility for and control of the conduct of the business and affairs of the Trust.

16. Term of Agreement. The term of the Agreement shall begin on the date first above written, and shall continue in effect for a one-year term unless sooner terminated as hereinafter provided. Thereafter, this Agreement shall continue in effect with respect to the Trust from year to year, subject to termination provisions and all other terms and conditions hereof; provided such continuance with respect to the Trust is approved at least annually by the Trustees, including the vote or written consent of a majority of the Trustees who are not interested persons of the Management Company or the Trust; and provided further, that the Management Company shall not have notified the Trust in writing at least one hundred and twenty (120) days prior to the anniversary of the Agreement in any year that it does not desire such continuation. The Management Company shall furnish to the Trust, promptly upon its request, such information (including the Management Company’s costs of delivering the services provided to the Trust hereunder) as may reasonably be necessary to enable the Trust’s Trustees to evaluate the terms of this Agreement or any extension, renewal or amendment hereof. The Management Company shall permit the Trust and its accountants, counsel or other representatives to review its books and records relating to the services provided hereunder at reasonable intervals during normal business hours upon reasonable notice requesting such review.

17. Amendment and Assignment of Agreement. This Agreement may be amended only by a written instrument signed by the parties hereto. This Agreement may not be assigned by the Management Company, and the Management Company may not assign or transfer any interest hereunder, voluntarily, by operation of law or otherwise, without the prior written consent of the Trust’s Trustees. Any amendment hereof and any consent by the Trust to any assignment hereof or assignment or transfer of any interest hereunder by the Management Company shall not be effective unless and until authorized by the Trust’s Trustees, including the vote or written consent of a majority of the Trustees who are not interested persons of the Management Company or the Trust.

18. Termination of Agreement. This Agreement may be terminated with respect to one or more Funds, at any month-end, without the payment of any penalty, by the Management Company upon at least one hundred and twenty (120) days’ prior written notice to the Trust, or by the Trust upon at least thirty (30) days’ prior written notice to the Management Company; provided, that in the case of termination by the Trust, such action shall have been authorized by the Trust’s Trustees, including the vote or written consent of a majority of the Trustees who are not interested persons of the Management Company or the Trust. In the case of a termination with respect to less than all of the Funds subject to this Agreement, this Agreement shall continue in full force and effect as to any Fund or Funds with respect to which this Agreement has not been terminated. This Agreement shall automatically and immediately terminate in the event of its assignment by the Management Company, or the Management Company’s assignment or transfer of any interest hereunder, without the prior written consent of the Trust as provided in Paragraph 17 hereof.

19. Interpretation and Definition of Terms. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission validly issued pursuant to the 1940 Act. Specifically, the terms “interested persons,” “assignment” and “affiliated person,” as used in this Agreement, shall have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, when the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified, interpreted or relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order. The Trust and the Management Company may from time to time agree on such provisions interpreting or clarifying the provisions of this Agreement as, in their joint opinion, are consistent with the general tenor of this Agreement and with the specific provisions of this Paragraph 19. Any such interpretations or clarifications shall be in writing signed by the parties and annexed hereto, but no such interpretation or clarification shall be effective if in contravention of any applicable federal or state law or regulations, and no such interpretation or clarification shall be deemed to be an amendment of this Agreement.

20. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

21. Execution in Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22. Choice of Law. Except insofar as the 1940 Act or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York.

23. Limitation of Liability. The parties expressly agree that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the Trust estate, as provided in the Trust’s Declaration of Trust. Any authorization by the Trustees or shareholders of the Trust, acting as such, to execute or deliver this Agreement or both, shall not be deemed to have been made by any of them individually or impose any liability on any of them personally, but shall bind only the Trust estate as provided in the Trust’s Declaration of Trust.

24. Massachusetts Business Trust. A copy of the Amended and Restated Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trust by an officer or trustee of the Trust in his or her capacity as an officer or trustee of the Trust and not individually and that the obligations of or arising out of this instrument are not binding on any of the trustees, officers or shareholders individually, but are binding only upon the assets and property of the Trust or the Funds.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

MANAGERS AMG FUNDS

By:

Name:	Donald S. Rumery
Title:	Treasurer, Chief Financial Officer,
and Principal Financial Officer

Attest:

By:

Name:
Title:

MANAGERS INVESTMENT GROUP LLC

By:

Name:	Keitha L. Kinne
Title:	Chief Operating Officer

Attest:

By:

Name:
Title:

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